EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

(1) AIQ, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation.

(2) Red Wing Business Systems, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation.

(3) Champion Business Systems, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Colorado corporation.

(4) FMS Marketing, Inc., 100% owned by Wits Basin Precious Minerals Inc., an Illinois corporation.

(5) Active Hawk Minerals LLC, 100% owned by Wits Basin Precious Minerals Inc., Minnesota limited liability company.

(6) Wits-South America, Ltd., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation.

(7) Gregory Gold Producers, Inc., 100% owned by Wits Basin Precious Minerals Inc., a Colorado corporation.

(8) Wits-China Acquisition Corp. Inc., 100% owned by Wits Basin Precious Minerals Inc., a Minnesota corporation